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                                                                    Exhibit 99.1

Sept. 2, 2003
FOR IMMEDIATE RELEASE


STFC REJECTS SHEPARD'S
ANNOUNCED TENDER OFFER AS "ILLUSORY"


      COLUMBUS, Ohio -- Directors of State Auto Financial Corporation (STFC) have advised its public shareholders to reject the offer for their shares by investor Gregory M. Shepard on the basis that Shepard's offer is "illusory," and that it is opposed by State Automobile Mutual Insurance Company (SAM), which owns 66.9 percent of STFC shares.

      Robert H. Moone, chairman and CEO of both STFC and SAM, said, "Mr. Shepard's tender offer is essentially a scheme by which he seeks to gain control of both STFC and SAM using SAM's own money or credit. It makes no economic sense."

      The STFC Board acted unanimously yesterday on the recommendation of its Special Independent Committee of outside directors, which also was unanimous.

      After learning of action by the SAM Board earlier in the day, the STFC Special Independent Committee made its recommendation based on the impossibility of meeting key proposed tender offer conditions. The SAM Board, on the recommendation of its own Special Independent Committee of outside directors, had:

      - Determined it would refuse to turn over control of SAM to Shepard as Shepard required

      -     Declined to provide the required financing

      - Determined it would vote its majority of shares against the proposal if a vote were held.

      The SAM Board communicated to STFC that it had determined that Shepard's proposal is "not in the best interests of State Auto Mutual, its policyholders and its other constituencies," and that SAM opposes the offer.

      Independent committees of both boards sought advice from outside independent legal counsel before making their recommendations.

      In connection with Shepard's unsolicited proposed tender offer, made through his newly formed company State Auto Financial Acquisition Corp.
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(STFAC), STFC has filed materials with the Securities and Exchange Commission, including a Solicitation/Recommendation Statement on Schedule 14D-9. SHAREHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors can obtain a free copy of the Solicitation/Recommendation Statement and other materials filed by STFC with the Securities and Exchange Commission at the SEC's web site at http://www.sec.gov.

      State Auto Financial Corporation is a regional property and casualty insurance holding company engaged primarily in writing personal and commercial automobile, homeowners, commercial multi-peril, general liability, workers' compensation and fire insurance. The company currently markets its products through more than 22,000 independent agents associated with approximately 3,500 agencies in 26 states and the District of Columbia. Products are marketed primarily in the central and eastern United States, excluding New York, New Jersey and the New England states.

      Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.